                                                                    EXHIBIT 10.2


                              SERVICES AGREEMENT

THIS AGREEMENT is entered into as of October 1, 1999 (the "Effective Date") by and between MICROSOFT CORPORATION, a corporation organized under the laws of the State of Washington ("Microsoft"), and EXPEDIA, INC., a corporation organized under the laws of the State of Washington ("Expedia"), with reference to the following facts:

     A. On or about the Effective Date, Microsoft caused the formation of Expedia and transferred certain Microsoft assets to Expedia in return for certain stock in Expedia.

     B. To assist Expedia in its day-to-day operations as a new corporate entity, Microsoft has agreed to provide certain transition services to Expedia, and Expedia desires to engage Microsoft to provide such services, for the term and on the conditions set forth below.

THEREFORE, the parties hereby agree as follows:

I.  PROVISION OF SERVICES; PAYMENT OF SERVICES
    ------------------------------------------

     1.1 Upon the terms and subject to the conditions of this Agreement, Microsoft shall provide the services described in Attachment A, attached hereto and incorporated herein by this reference, to Expedia. Such services will be categorized within nine "Blocks": Legal Services, Tax Services, Real Estate & Facilities Services; Corporate Accounting Services; Treasury Services; Human Resource Services; Information Technology Support Services; MSN Services; Services from Microsoft Studios; TravelServices; and Localization Services. In its sole discretion, Microsoft will have the right to cause third party subcontractors to perform any or all of the services required of Microsoft hereunder, provided that any such delegation by Microsoft will not relieve Microsoft of its obligations hereunder.

     1.2 Microsoft agrees that it will at all times use its best commercially reasonable efforts to perform any and all of the services to be provided pursuant to this Section 1 to the reasonable satisfaction of Expedia and will at all times retain and utilize a sufficient number of qualified personnel to perform all of such services.

     1.3 Expedia shall pay Microsoft for services rendered hereunder according to Attachment A. Except as expressly provided otherwise in Attachment A, Microsoft shall bill Expedia fifteen (15) days after the end of each fiscal quarter (with partial months prorated on a daily basis). Compensation payments shall be due within thirty (30) days after the date of the applicable invoice from Microsoft, or as agreed upon from time to time as services are requested. For the purposes hereof, a "fiscal year" shall end on June 30, and a "fiscal quarter" shall mean one of the four (4) three-month periods in a fiscal year, as customarily determined by Microsoft. The rate of interest applicable for overdue accounts shall be the applicable United States interest rate as published from time to time by the Microsoft Treasury Department.

     1.4 Except as may be provided in Attachment A, Microsoft shall not have, nor represent itself as having, any authority under the terms of this Agreement to make agreements of any kind in the name of or binding upon Expedia, to pledge Expedia's credit, or to extend credit on Expedia's behalf.

II.  LOANED EMPLOYEES
     ----------------

     2.1 The parties acknowledge that certain employees of Microsoft, who prior to the Effective Date rendered services substantially full-time for the Expedia business unit of Microsoft, have remained or will remain employees of Microsoft. Expedia desires that all such employees who reported through Richard Barton as of October 1, 1999, in the Microsoft organization chart continue to render substantially full-time services for Expedia in their current capacities, and Microsoft desires to loan to Expedia those employees who remain employees of Microsoft to perform such services, on the terms and conditions contained in this Section 2. Such employees who remain employees of Microsoft rather than Expedia, and whose services are loaned by Microsoft to Expedia hereunder, are referred to as "Loaned Employees."

     2.2 So long as the applicable Loaned Employee continues to be employed by Microsoft, Microsoft agrees to provide to Expedia the services of each Loaned Employee from the Effective Date through the earlier of May 20, 2000 or such date as Expedia notifies Microsoft that it no longer desires the services of such Loaned Employee. Microsoft will use its commercially reasonable efforts to cause the Loaned Employees to render the applicable services for Expedia. As between Expedia and Microsoft, Microsoft shall be responsible for the payment of payroll taxes, workers' compensation premiums, and filing of all reports and filings required by law with respect to the Loaned Employees while employed by Microsoft.

     2.3 For such period as Microsoft provides the services of a Loaned Employee pursuant to Section 2.2, Expedia agrees to pay to Microsoft an amount equal to the gross earnings of such Loaned Employee, plus federal and state payroll taxes, employee benefit programs contributions (including without limitation health and all stock benefits programs). "Gross earnings" will include salary, commissions, hourly and other forms of payments for services, periods of paid vacation, sick leave and holidays, leave with pay, accrued vacation paid and overtime payments. Expedia will pay all amounts owed to Microsoft pursuant to this Section 2.3 in accordance with the provisions of
Section 1.3.

     2.4 Expedia understands and acknowledges that the compensation package of each Loaned Employee is and will remain within the sole discretion of Microsoft, and that the Loaned Employees will be "at will" employees of Microsoft (whose employment is terminable at will, with or without cause or advance notice, by either Microsoft or the employee). If any Loaned Employee shall cease to be employed by Microsoft, Microsoft will not be obligated to provide a replacement to Expedia, notwithstanding anything contained in this Agreement to the contrary. Prior to terminating any Loaned Employee during such time as her/his services are being provided to Expedia hereunder, Microsoft agrees to consult with Expedia; provided that any inadvertent failure to so consult will not constitute a breach of this Agreement.

     2.5 Expedia undertakes the responsibilities set forth in this Section 2.5 with respect to each Loaned Employee rendering services for Expedia hereunder.

          2.5.1 Expedia will be responsible for supervising the quality and acceptability of the work performed by the Loaned Employees. Expedia agrees to follow the human resource guidelines supplied by Microsoft. Expedia will grant Microsoft reasonable access to its employees at Expedia's work-site(s) for such purposes as employee benefit enrollment and other employment related purposes.

          2.5.2 Expedia has the right to the removal of Loaned Employees from Expedia's business for any reason not prohibited by law, with or without cause or advance notice.

          2.5.3 Expedia will cooperate with Microsoft on other matters related to Loaned Employee services including benefit management, salary administration, promotion, and discipline and termination.

          2.5.4 Expedia agrees to maintain records of actual hours worked by each Loaned Employee to the extent that the status of such employee requires the maintenance of records regarding time worked, and report such hours worked to Microsoft.

          2.5.5 Expedia agrees to comply, at its expense, with all occupational safety, health and work laws, regulations, directives, and rules required by federal, state and local authorities and with all reasonable requests from Microsoft in connection with same. Expedia will immediately report all accidents and incidents involving Loaned Employees to Microsoft.

          2.5.6 Expedia agrees to forward any legal requests for Loaned Employee garnishments to Microsoft immediately upon receipt.

          2.5.7 Expedia shall furnish and keep in full force and effect at all times during the term of this Agreement general liability insurance. In the event a Loaned Employee is assigned to fill a job function requiring said Loaned Employee to operate a vehicle for Expedia, Expedia shall furnish liability insurance. The policy shall insure against public liability for bodily injury and property under a policy of insurance with terms and conditions and limits which are acceptable to Microsoft. Expedia shall name Microsoft as an additional insured under such insurance policies. Expedia shall notify Microsoft immediately if such policies are terminated.

     2.6 If and to the extent that Expedia requests that the services of any employee of a Microsoft subsidiary who prior to the Effective Date rendered substantially full-time services for the Expedia business unit be loaned to Expedia, Microsoft will use its commercially reasonable efforts to cause the applicable subsidiary to loan Expedia the services of such employee on substantially the same terms and conditions set forth in this Section 2.

     2.7 With respect to employees outside the United States, Expedia acknowledges that there will be a one-time $5,000 set-up charge for payroll accounts in the U.K and Germany from the applicable Microsoft subsidiaries, and that such employees may require a monthly cash stipend (of approximately $1,250 each) in lieu of the use of an automobile.

III.  TAXES
      -----

     3.1 The amounts to be paid by Expedia to Microsoft herein do not include any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement including, without limitation, any state or local sales or use taxes or any value added tax or business transfer tax now or hereafter imposed on the provision of goods and services to Expedia by Microsoft under this Agreement, regardless of whether the same are separately stated by Microsoft. All such taxes (and any penalties, interest, or other additions to any such taxes), with the exception of taxes imposed on Microsoft's net income or with respect to Microsoft's property ownership, shall be the financial responsibility of Expedia. Expedia agrees to indemnify, defend and hold Microsoft harmless from any such taxes or claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such taxes.

     3.2 Expedia will pay all applicable value added, sales and use taxes and other taxes levied on it by a duly constituted and authorized taxing authority on the services or other items provided under this Agreement or any transaction related thereto in each country in which the services and/or property are being provided or in which the transactions contemplated hereunder are otherwise
subject to tax, regardless of the method of delivery.   Any taxes  that are owed
by Expedia, (i) as a result of entering into this Agreement and the payment of the fees hereunder, (ii) are required or permitted to be collected from Expedia by Microsoft under applicable law, and (iii) are based upon the amounts payable under this Agreement (such taxes described in (i), (ii), and (iii) above the "Collected Taxes"), shall be remitted by Expedia to Microsoft, whereupon, upon request, Microsoft shall provide to Expedia tax receipts or other evidence indicating that such Collected Taxes have been collected by Microsoft and remitted to the appropriate taxing authority. Expedia may provide to Microsoft an exemption certificate acceptable to Microsoft and to the relevant taxing authority (including without limitation a resale certificate) in which case, after the date upon which such certificate is received in proper form, Microsoft shall not collect the taxes covered by such certificate.

     3.3 Expedia agrees that each payment to be made hereunder shall be free of all withholding imposed by any jurisdiction, and if any such withholding is required, Expedia shall pay an additional amount such that after deduction of all amounts required to be withhold, the net amount of the payment will equal, on an after tax basis, the amount of the payment that would be due absent such withholding.

     3.4 This Section III shall govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.

     3.5 In addition to the other undertakings of Expedia set forth in this Agreement, Expedia shall be responsible to reimburse Microsoft for any and all Washington Business and Occupation tax liability imposed on Microsoft with respect to the payments received from Expedia by Microsoft. Such reimbursement shall be paid by Expedia to Microsoft through a tax reimbursement payment, in addition to the other payments required to be made pursuant to this Agreement, to be made at the time of each payment required under Attachment A. Such tax reimbursement payments shall each be in an amount such that after Microsoft pays all Business and Occupation taxes imposed with respect to both the payments required elsewhere in this Agreement, and the payments called for in this paragraph, the net amount of the aggregate of all payments made by Expedia to Microsoft under this agreement will equal, on an after tax basis, the amount of the payment that is due under this Agreement excluding this Section 3.5.

IV.  CONFIDENTIAL INFORMATION
     ------------------------

The parties understand and acknowledge that each of them (and their respective employees, consultants and subcontractors) may have disclosed to it, in connection with the rendition of services and performance of their obligations of this Agreement, confidential and/or proprietary information of the other party. The terms and conditions of that certain Non-Disclosure Agreement between the parties, dated October 1, 1999, shall apply to all such confidential and proprietary information.

V.  LIMITATION OF LIABILITY AND INDEMNIFICATION
    -------------------------------------------

Microsoft and its subcontractors (if any), and its and their respective officers, directors, agents or designees, shall not be liable for any loss incurred by Expedia occasioned by acts performed (or not performed) by them, or advice or assistance given by them, in good faith in the performance of their duties hereunder, and in any event shall be liable only for willful wrongdoing or gross negligence and not for honest errors of judgment; provided, however, that in no event shall Microsoft or such subcontractors be held liable for any consequential damages or for any loss of profits suffered by Expedia or by any third party, and provided further that the amount of damages claimed in respect of all breaches of contract that may occur during one fiscal year in regard to Expedia shall not exceed the amount of compensation which Expedia owes and/or has paid to Microsoft for the fiscal year during which the breach of contract has occurred. Expedia agrees to indemnify and hold harmless Microsoft and its subcontractors, and its and their respective officers, directors, agents and designees, from and against all costs, damages, judgments, attorneys' fees, expenses, obligations and liabilities of every kind and nature which they or any of them may incur, sustain or be required to pay in connection with or arising out of the performance of their obligations hereunder (unless such costs, damages, judgments, fees, expenses, obligations or liabilities are incurred in connection with or arise out of willful wrongdoing or gross negligence). This
Section V shall survive the termination of this Agreement.

VI.  TERM
     ----

     6.1 This Agreement shall take effect upon the Effective Date and shall continue in full force and effect through December 31, 2000, subject to the other provisions in this Section 6.

     6.2 Not later than one hundred twenty (120) days prior to the then-scheduled expiration of this Agreement, Expedia may notify Microsoft that it desires to extend the term of this Agreement for an additional period of one year. Promptly after such notice Microsoft and Expedia will negotiate in good faith the terms and conditions for such extension, including but not necessarily limited to the compensation to be payable by Expedia to Microsoft for the services to be provided by Microsoft during such extension of the term. Any adjustment of compensation is to be based on a revised estimate of the actual costs to be incurred by Microsoft in providing the services hereunder. If the parties reach agreement on such terms and conditions, then they will amend this Agreement to conform to such agreement; if the parties have not reached agreement on the terms and conditions of such extension prior to sixty (60) days before the then-scheduled expiration date of this Agreement, then this Agreement will expire as scheduled and Microsoft will not have any obligation to provide services to Expedia hereunder after such expiration date.

     6.3 Notwithstanding Section 6.1 of this Agreement, Expedia may terminate this Agreement in whole, or with respect to one or more complete Block(s) of services, at any time by giving written notice of termination (specifying the service or services being terminated) to Microsoft at least thirty (30) days in advance of the effective date of such termination.

     6.4 Notwithstanding Section 6.1 of this Agreement, Microsoft may terminate this Agreement in whole, or with respect to one or more complete Block(s) of services, at any time by giving written notice of termination (specifying the service or services being terminated) to Expedia at least one hundred eighty
(180) days in advance of the effective date of such termination; provided that Microsoft may terminate this Agreement immediately upon written notice to Expedia if Expedia shall have failed to make any payment due hereunder for services rendered hereunder, unless such failure has been cured by Expedia within sixty (60) days after the original due date for such payment.

VII.  GENERAL PROVISIONS
      ------------------

     7.1  Organization, Good Standing, and Authority.  Microsoft represents and
          -------------------------------------------
warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has authority to enter into this Agreement and perform its obligations hereunder.

     7.2  Organization, Good Standing, and Authority.  Expedia represents and
          -------------------------------------------
warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has authority to enter into this Agreement and perform its obligations hereunder.

     7.3  Entire Agreement.  This Agreement constitutes the entire agreement of
          ----------------
the parties with respect to the subject matter hereof, and supersedes and terminates any and all prior agreements or contracts, oral or written, entered into between the parties relating to the subject matter hereof (although the parties acknowledge that on or about the Effective Date they may execute separate agreements dealing with software licenses and the "distribution" of expedia.com in msn.com, and nothing contained in this Agreement will be deemed to nullify any provisions of such license or carriage agreements). Each party acknowledges that there are no warranties, representations, covenants or understandings of any kind, manner or description whatsoever by either party to the other with respect to the premises except as expressly set forth herein.

     7.4  Amendments.  This Agreement shall not be amended or otherwise modified
          ----------
except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Microsoft and Expedia by their respective duly authorized representatives.

     7.5  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Washington.

     7.6  Assignment.  Neither party hereto may assign this Agreement without
          -----------
the prior written consent of the other party signed by such other party's duly authorized representative, which consent may be given or withheld in the sole discretion of the applicable party whose consent is requested.

     7.7  Notices.  All notices in connection with this Agreement shall be
          -------
deemed given as of the day they are sent by electronic transmission, sent by facsimile or deposited with a commercial courier for delivery to other party at the following addresses:

                   Microsoft:           Microsoft Corporation
                                        One Microsoft Way
                                        Redmond, Washington  98052-6399

                                        Tel:  (425)882-8080
                                        Fax:  (425)936-7329

                                        Attention:  Chief Financial Officer
                                        Treasurer

                                        With copy to:  Law and Corporate Affairs


                   Expedia:             Expedia, Inc.
                                        4200 150th Ave. NE

                                        Redmond, WA 98052

                                        Tel:  (425) 705-4874
                                        Fax:  (425) 707-2722

                                        Attention: Chief Executive Officer
                                                   Chief Financial Officer


or to such other address and/or telex and facsimile number as the party to receive the notice or request so designates by written notice to the other.

     7.8  No Waiver.  No waiver of any breach of any provision of this Agreement
          ---------
shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

     7.9  Savings Clause.  If any provision of this Agreement shall be held by a
          --------------
court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

     7.10.    Confidentiality.  Microsoft and Expedia each agree that the terms
              ---------------
and conditions of this Agreement, including its attachments, will be deemed to constitute, and be treated as, confidential information pursuant to Section V above.

     7.11  Further Assurances.  Each party agrees to take such further action
           ------------------
and execute, deliver and/or file such documents or instruments as are necessary to carry out the terms and purposes of this Agreement.

     7.12  Section Headings.  The section headings used in this Agreement are
           ----------------
intended for convenience only and shall not be deemed to supersede or modify any provisions.

     7.13  Relationship of Parties. This Agreement is intended solely as a
           -----------------------
services agreement, and no partnership, joint venture, employment, agency, franchise, or other form of agreement or relationship is intended. Each party agrees to be responsible for all of its federal and state taxes, withholding, social security, insurance, and other benefits, and all salaries, benefits, and other costs of its employees, except as otherwise specifically contemplated by the provisions of this Agreement (e.g., where Expedia has agreed to reimburse Microsoft for its costs). From time to time, in connection with the services referred to in Attachment A, Microsoft may act as Expedia's agent if Expedia requests Microsoft to do so and Microsoft, in its sole discretion, agrees.

     7.14  No Third Party Beneficiaries.  This Agreement is not intended to
           ----------------------------
create any rights in any person or entity who is not a party to this agreement, and no such rights are created hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


MICROSOFT CORPORATION                       EXPEDIA, INC.


By     /s/ Gregory B. Maffei                By     /s/ Richard N. Barton
  _______________________________             _______________________________
   its authorized representative               its authorized representative

                                 ATTACHMENT A

                              SERVICES AGREEMENT



Parties:  MICROSOFT CORPORATION and EXPEDIA, INC.
-------

Effective Date:  October 1, 1999
--------------

General:  All capitalized terms in this Attachment A shall have the respective
-------
meanings assigned to such terms in the Agreement unless otherwise noted herein.

Accounting Principles:  Where the terms of the Agreement or this Attachment A
---------------------
require the application of accounting principles, United States Generally Accepted Accounting Principles shall apply.

Policies and Procedures:  From time to time Expedia and Microsoft may establish
------------------------
one or more Policies and Procedures document(s) that set forth in further detail the agreed upon services provided under this Agreement with respect to a particular Block of services.

Headcount:  Compensation to Microsoft for certain services hereunder will be
---------
based on the "Headcount" for Expedia. "Headcount" will be computed monthly, based on the average daily aggregate number of the following personnel: (i) employees of Expedia; plus (ii) the Loaned Employees rendering services for Expedia hereunder; plus (iii) all other individuals employed by third parties who are rendering services substantially full-time for Expedia. The number of personnel described in clause (iii) may be referred to herein as "Contingent Staff"; and the number of those described in clauses (i) and (ii) together may be referred to as "Non-Contingent Staff."

Condition Precedent:  Services provided hereunder are contingent on Expedia
-------------------
using Microsoft internal systems.

Direct Expenses:  Direct expenses incurred by Microsoft with third parties in
---------------
connection with Microsoft's performance hereunder will be reimbursed by Expedia to Microsoft, or billed directly to Expedia, in addition to any fees payable to Microsoft hereunder.

Fiscal Year Recalculation:  Some of the rates set forth herein are based on the
-------------------------
current Microsoft fiscal year calculations. Such calculations may change over fiscal years, and Microsoft reserves the right to recalculate these rates based on new accounting policies. However, Microsoft will notify Expedia in writing as soon as reasonably possible regarding such rate recalculations (if applicable).


LEGAL SERVICES BLOCK
--------------------

   Services:  The Law and Corporate Affairs (LCA) department of Microsoft shall
   --------
provide legal advice to Expedia in various areas, upon request, including without limitation the following:

 .  Supplier & Consumer Sales
 .  Business Operations

 .  Anti-Piracy Litigation
 .  Consumer Fraud
 .  Intellectual Property (patent, trademark, copyright)
 .  General Litigation (contract disputes, commercial litigation, bankruptcy, collections, etc.)
 .  General Corporate Governance
 .  Labor
 .  Government Affairs
 .  Human Resources
 .  Bankruptcy
 .  Securities
 .  Supervision of Outside Counsel

In regard to all legal matters, Microsoft may consult and retain outside lawyers to assist them as determined in the sole judgment of the LCA lawyer. LCA attorneys may also act as counsel for Expedia.

      Compensation:
      -------------

      (a) For the services rendered by Microsoft personnel in this Block, Expedia shall pay Microsoft the fixed rate of $77,625 per month.

      (b) For legal services subcontracted by Microsoft to outside counsel, Expedia will reimburse Microsoft at cost; provided that Microsoft may request such outside counsel to bill Expedia directly.

      (c) The compensation for the services under this Block was computed under the assumption that Expedia will not have its own legal staff and that the Microsoft legal staff spend at least approximately the time handling Expedia matters as considered when negotiating the fees set forth in (a) above. If Expedia uses significantly less Microsoft in-house legal resources than so considered (because of Expedia's use of its own legal staff or outside counsel), then the parties may re-negotiate the fees in (a).


TAX SERVICES BLOCK
------------------

      Services:  Consultation on tax issues, including without limitation the
      --------
preparation and filing of various tax returns.

      Compensation:
      -------------

      (a) For the services rendered by Microsoft personnel in this Block, Expedia shall pay Microsoft the fixed rate of $5,063 per month.

      (b) For services subcontracted by Microsoft to outside counsel/consultants, including preparation of all international tax returns, Expedia will reimburse Microsoft at cost; provided that Microsoft may request such outside counsel/consultants to bill Expedia directly.


REAL ESTATE & FACILITIES SERVICES BLOCK
---------------------------------------

      Services:
      --------

      (a) The Real Estate & Facilities (RE&F) department of Microsoft shall provide to Expedia the following services: Building & Grounds Maintenance, Security Monitoring, Cardkey Access, Janitorial Services, and UPS Monitoring.

      (b) From time to time Expedia may request RE&F to provide any of the following services: Office space programming and planning; office space design and construction; office moving, lease auditing; lease consulting and changes; lease administration and enforcement; site and vendor service planning and interior office maintenance consultation.

      Compensation:  For the services rendered by Microsoft personnel in this
      -------------
Block, Expedia shall pay Microsoft the following monthly rate for those periods that Expedia is occupying facilities owned by Microsoft: (a) the product of the Headcount times $255; plus (b) the product $1065 times the sum of the Non-Contingent Staff plus one-half the Contingent Staff.

      Leased Space:  Expedia expects to vacate its offices in RedWest in
      ------------
December, 1999, and will do so as soon as reasonably possible, and move to offices leased by Microsoft from a third party or to offices leased directly by Expedia (the "New Offices"). If Expedia moves to offices leased by Microsoft from a third party, then, at Microsoft's option, either (i) Expedia will execute a sublease in substantially the form attached hereto as Attachment B, with the lease payments equal to the lease payments Microsoft is obligated to make to the applicable landlord, or (ii) Microsoft will assign the applicable lease to Expedia and Expedia will assume all of Microsoft's obligations thereunder. If Microsoft initially elects the sublease option, then it may subsequently elect to assign the lease as set forth in option (ii). After Expedia relocates to the New Offices, Microsoft will not provide the services referred to in (a) and (b) above unless requested to do so, in writing, by Expedia on a case-by-case basis, in which event Expedia will pay for such services on a "cost plus 5%" basis.

      "Distant" Employees:  For each employee or Loaned Employee located in a
       -------------------
Microsoft facility outside RedWest or the New Offices, Expedia will reimburse Microsoft for all reasonable costs of providing such employee's use of the Microsoft facilities.

      New Office Build-Out:  In addition to the amounts specified above, Expedia
      --------------------
will reimburse Microsoft for all of Microsoft's "fully loaded" costs incurred in connection with the move of Expedia to the New Offices and the build-out of the New Offices (including without limitation ITG costs). Such costs will be agreed to in advance by the parties before work begins.

      Leased Personal Property:  If Microsoft purchases or leases on behalf of
      ------------------------
Expedia any furniture, equipment or other personal property for the New Offices, then Expedia will reimburse in full for the purchased items and the applicable lease costs; provided that if a lease permits assignment to Expedia, Microsoft will assign the lease to Expedia and Expedia will assume all of Microsoft's obligations thereunder. However, Microsoft shall not purchase, or enter into any lease for, any such personal property without Expedia's prior consent. Expedia will comply with all terms and conditions of all applicable leases.


ACCOUNTING SERVICES BLOCK
-------------------------

Microsoft Corporate Accounting shall provide Expedia with services for transactions and reporting that is substantially the same level as delivered to the Microsoft Travel Business unit prior to the Effective Date. Such services include the following:

Transaction Support:

 .  Support and maintain SAP general ledger and related master data for both finance and HR data.
 .  Provide both legal and management structures
 .  Support international organization, legal structure, foreign currencies, statutory requirements and reimbursement.
 .  Create and support centralize procurement and payables in a manner consistent with corporate services
 .  Provide general accounting support, including invoicing for intercompany transactions.
 . Provide support for loading annual budget into the general ledger and provide sku's and related information to ensure that reporting continues in the revenue & p&l reporting systems
 .  Support business requirements for cogs absorption, internal cost distributions and allocations as required.
 . Provide user interfaces for SAP transaction systems that are enabled use by Expedia (Headtrax, MarFlex, MS Expense, MS Invoice, MS Market, MS Asset I/O creation tool,etc.)
 . Interact with and support Expedia finance department to ensure that internal books comply with Generally Accepted Accounting Principles.


Reporting Support:

 .  Prepare monthly internal management reports and quarterly external SEC financial reports as required and defined by Expedia management.
 .  Provide web based access to ad-hoc reporting via MS Reports/MS Insight or other tools supported as central applications
 .  Support for data warehouses such as MS Sales, MARS, etc, and related ad-hoc access associated
 .  Create and maintain the reporting hierarchies that enable Expedia specific reporting
 . Provide access to training on tools provided by Corporate Accounting consistent with that made available to Microsoft.

From time to time, Expedia may request additional support as it relates to the infrastructure above. These requests will be supported in a manner that is consistent with other groups currently supported by Corporate Accounting.

Compensation: For the services rendered by Microsoft personnel in this Block, Expedia shall pay Microsoft the fixed rate of $23,333 per month.



TREASURY SERVICES BLOCK
-----------------------

      Services:  The Treasury department of Microsoft shall provide the
      --------
following services to Expedia:

      (a) Global Cash Management will provide bank account management, wire transfer execution services, and foreign currency purchases on behalf of Expedia when needed to pay compensations or make payments to third parties. Bank account management could include consulting services related to bank systems, products, account structure as well as representing Expedia's interests in interactions or service discussions with its banks and credit card service providers In addition, Global Cash Management will manage daily liquidity for Expedia.

      (b) Assistance in establishing a comprehensive bank account structure and accompanying services, including collections, payroll and accounts payable.

      ()  Risk Management:  Microsoft services will consist of:

       .  Consultation:
             o Help Expedia identify, analyze, and quantify strategies to mitigate or finance identified risks.
             o  Provide advice on resolving insured claims.
             o Provide consultation and assistance to Expedia on indemnity and insurance provisions for Expedia contracts.
             o Conduct training for Expedia personnel on various Risk Management issues as requested by Expedia.
             o  Conduct risk modeling as requested by Expedia.
       .  Risk Financing:
             o  Execute placement of insurance programs for Expedia.
             o  Administer Expedia policy and claims information.
             o  Assist with vehicle insurance compliance. , and.

      Compensation:
      -------------

      (a) For the services in this Block rendered by Microsoft personnel, Expedia shall pay Microsoft the fixed rate of $22,570 per month.

      (b) For services subcontracted by Microsoft to third parties (e.g., banks), Expedia will reimburse Microsoft at cost; provided that Microsoft may request such third parties to bill Expedia directly.


HUMAN RESOURCES SERVICES BLOCK
------------------------------

      Services:
      --------

      (a) HR Programs and Services (HRPS).  The HRPS division of Microsoft shall
          -------------------------------
provide the following services to Expedia from time to time: (i) administer Microsoft benefits for employees of Expedia while enrolled in Microsoft health and welfare plans; (ii) assist Expedia in initial procurement of separate Expedia health and welfare plans; (iii) internal benefits training for the Expedia Benefits Administrator; (iv) administer Microsoft ESPP transactions based on data provided by Expedia to Microsoft for processing; (v) administer transactions to exercise Microsoft stock options by Expedia employees; (vi) administer trust-to-trust transfer of Expedia employee 401k assets; (vii) transmit payroll data to payroll company on behalf of Expedia and based on data provided by Expedia.

       o Health and Welfare benefits administration: Expedia employees may be eligible to participate as active enrollees in Microsoft health and welfare plans through December 31, 1999. HRPS will continue to administer benefits for Expedia employees while they are enrolled in such Microsoft plans.

       o ealth and welfare benefits plan procurement: HRPS department of Microsoft shall assist Expedia benefits administrator in the evaluation, selection, procurement, and implementation of health and welfare plans for Expedia employees.

       o Payroll: Microsoft will transmit payroll for Expedia through June 30, 2000 or until such time as Expedia contracts separately for services from another vendor. Payroll service will be provided only as long as Expedia uses Microsoft's SAP HR module.

       o Benefits administration training: Expedia will have its own benefits administrator. To assist the Expedia benefits administrator, Microsoft will provide training and support as requested to Expedia benefits administrator to facilitate successful implementation of Expedia health and welfare plans.

       o ESPP transaction processing: Expedia employees are allowed to participate in the Employee Stock Purchase Plan "ESPP" of Microsoft through December 31, 1999. Microsoft will administer the purchase of ESPP shares for Expedia employees at the end of the last eligible enrollment period, which will be December 31, 1999.

       o Stock option exercises: Expedia employees will retain vested stock options as part of their participation in the Stock Option program of Microsoft. Microsoft will facilitate exercise of Microsoft options for Expedia employees and provide the appropriate reporting to Expedia employees.

       o 401k plan transition: Microsoft will administer transition of 401k assets as allowed under the rules of Microsoft 401(k) Plan, Expedia 401(k) Plan, and applicable laws.

             (b)  Other Human Resources Services:
                  ------------------------------

                  (i) Recruiting: Microsoft will assist Expedia with recruiting personnel.

                  (ii) Consultation: Expedia will have access to Microsoft HR personnel to consult on human resource issues, including but not limited to compensation, performance reviews, employee development, and training.

           Compensation:  For the services rendered by Microsoft personnel in
           -------------
this Block, Expedia shall pay Microsoft the monthly rate of $66,233, plus the product of the Headcount times $755. Such rates are detailed more precisely below:


H/R Benefits and Benefits Administration            $755 per person per month
H/W Benefits Procurement & Training                 $16,500 per month
ESPP Processing and Stock Option Exercise           $9,700 per month
401K Transition                                     $4,850 per month
Payroll Processing                                  $6,350 per month
Recruiting                                          $17,333 per month

HR Consulting                                       $11,500 per month


Notwithstanding Section 6.3 of the Services Agreement to which this Attachment A is appended, Expedia will have the right to terminate each of the above-referenced seven categories of services individually with 30 days advance written notice to Microsoft, and need not terminate the entire Human Resouirces Block simultaneously.


INFORMATION TECHNOLOGY SUPPORT SERVICES BLOCK
---------------------------------------------

      Services:  The ITG department of Microsoft shall provide substantially the
      --------
same level of service as is being delivered to end users and the Microsoft Travel Business unit as of the Effective Date. Such services include the following:

          Corporate-Network, Data-center, Email Operation and Telecom: Includes the basic services (hardware and labor) to give the user access to the Microsoft corporate network and infrastructure/back-office services,
     including the telephony infrastructure.   Cost of Services that are
     historically billed/budgeted by departments are not included (e.g. isdn lies, long distance, cell phones).

          Corporate Helpdesk: This support service includes both Helpdesk phone support (x65000), Desk-side Support, and Warranty parts replacement for
     standard equipment.   Additional costs will be added non-standard and non-
     warranty equipment on a per incident basis).

          IDC Services: Includes the full range of the service and support model that ITG provides as of the Effective Date.
     . Labor Costs includes all ITG labor and outsourcing to support the IDCs. These costs are allocated based on a formula that factors in quantity of tickets and server counts.
     . Infrastructure includes, Shared Computer expense, Depreciation, M&R, and misc. utilities for the IDC data-center. Allocations are based on server count.
     . Connectivity includes capital lease, pre FY00 depreciation, Egress, M&R, SONET, and some misc. people costs. Allocations are dependant on Peak BW utilization (note that ITG and finance are revisiting the allocation methodology)

     Compensation:  For the services rendered by Microsoft personnel in this
     -------------
Block, Expedia shall pay Microsoft the monthly rate of approximately $163,000 (as of the Effective Date) for IDC services as stated above, plus the product of the Headcount times $525 for Corporate IT services as stated above. The compensation rates for IDC services are based on allocation formulas as outlined above, and the parties contemplate that the fees may increase substantially based on projected Expedia usage during the Term. The actual allocations may change as a reflection of the actual total ITG costs (including all departments
and cost centers) of services incurred by Microsoft.   In addition, the
allocation calculation formulas are subject to change. If the allocation formulas are changed, Expedia will be given at least a 60 day notification.


Notwithstanding Section 6.3 of the Services Agreement to which this Attachment A is appended, Expedia will have the right to terminate each of the below-referenced five sub-categories of services individually (and thereby reduce the compensation payable for Corporate IT services by the indicated approximate amounts) with 30 days advance written notice to Microsoft, and need not terminate the entire Information Technology Support Services Block simultaneously with such sub-categories:

sub-category of services                            approximate cost
------------------------                            ----------------
Corporate Network                                   $210 per person per month
Corporate Data Center                               $163 per person per month
Corporate HelpDesk                                  $105 per person per month
Corporate E-Mail                                    $26 per person per month
Corporate Telecommunications                        $21 per person per month


Goods or services provided by third party vendors will be reimbursed by Expedia to Microsoft at cost.

In addition to the amounts specified above, and as noted in the Real Estate & Facilities Service Block above, Expedia will reimburse Microsoft for all of Microsoft's "fully loaded" ITG costs incurred in connection with the move of Expedia to the New Offices and the build-out of the New Offices. Such costs will be agreed to in advance by the parties before work begins.


MSN SERVICES BLOCK
------------

Operations

Services.

 .    At Expedia's option, Microsoft will provide "back-end" operations support for advertising sold by the Expedia Advertising Sales force for use on Expedia.com and the MS/EI Travel Site ("Expedia.com/MSN"). This support will include ad planning, contract entry, inventory management, as well as ad sponsorship, ad operations support, contract management, ad delivery, and basic invoicing/collections/billing support. Microsoft is only responsible for those ad elements that are served by the then-current MSN standard ad serving platform (currently, Accipiter); any ad elements rotated by Expedia and not by MSN Ad Tech mechanisms are the sole responsibility of Expedia and will not be tracked by Microsoft. The parties understand that these "back-end" services will not be customized for Expedia in any manner, and, thus, the Expedia Advertising Sales force will interface with the Microsoft Operations team in a similar manner as the MSN Ad Sales force does prior to the Effective Date, and that support will be provided only during regular business hours (9:00am - 5:00pm, Monday - Friday); without limitation, Microsoft will not provide integrated fulfillment, reporting, billing and support for packages that have elements unique to Expedia (for example, all invoices will include MSN letterhead, and Microsoft will not prepare special invoices with Expedia letterhead), and Expedia will be responsible for aggregating standard services provided by Microsoft if Expedia desires to provide such integrated packages to any of its customers.

 .    MSN Ad Tech will provide profile targeting services (when available) to
     Expedia, provided that (i) Expedia contributes Expedia.com and Expedia.com/MSN user profile data to Microsoft and MSN Ad Ops/Biz Ops/Ad Tech serves ads for Expedia.com/MSN and Expedia.com, and (ii) Expedia conforms to the User Profile Store procedures as determined by MSN. (i.e. Ad Tech will only hook to ONE unified profile db). MSN will make available to Expedia @plan reporting and other relevant research (to the extent available).

 .    If Expedia elects to source an ad serving system other than that used by
     MSN Ad Ops/Biz Ops, a 90-day notice must be submitted to MSN Ad Ops/Biz Ops, Ad Tech and MSN Sales. If this ad serving system impacts ad delivery on MS/EI Travel Site in any way, both teams must agree to a mutually beneficial solution.

 .    Subject to any restrictions in applicable license agreements for such data, and assuming that Microsoft continues to acquire such data, Microsoft will provide Expedia with generally available CCG Marketing Research (similar to that to which the Microsoft Travel Business Unit had prior to the Effective
     Date).

 .    With respect to international support, MSN Ad Tech may train localized Tech
     Ops/System Analyst support, but will not provide personnel in international subsidiaries to support ad clusters outside of Canyon Park (unless MSN Ad Tech provides such personnel in international subsidiaries for itself).

 .    MSN will support Expedia internationally in ways that MSN supports itself in each respective country/region. The countries/regions where Expedia needs support initially (during the first 12 months of the Term) are UK, Germany, Canada, Benelux, and Scandinavia. Expedia and Microsoft will address additional countries as they arise. In the event that Expedia creates a relationship with third parties to sell its ads, Expedia will provide a single point of contact (which MSN will train) to be the go between, between MSN and the third party. The parties will create and follow a service level agreement within 90 days after the Effective Date.

 .    Hosting outside of Canyon Park, and/or new hardware required to run co-
     branded or international versions, will not be provided or supported by Microsoft without the prior agreement of both parties.

 .    Within the later to occur of (i) 30 days after the first (if any) initial public offering of stock in Expedia or (ii) 90 days after the Effective Date, Microsoft and Expedia will negotiate a plan for the management of Expedia's workload under this Block, allocating more specific responsibilities between MSN's and Expedia's respective financial operations groups. Pending such agreement, MSN Services under this Block will be provided by Microsoft to Expedia in substantially the same manner as provided prior to the Effective Date to the Microsoft Travel Business Unit.

Expedia agrees to make its best effort to conform to the application environment and any procedures necessary for Ads Tech to install and maintain the Ad Client and other ad serving related technologies. Tracking and reporting of hardcoded elements is the responsibility of Expedia, except to the extent that tracking and reporting of hardcoded elements was being provided by MSN to the Microsoft Travel Business Unit as of the Effective Date (which tracking and reporting services MSN will continue to provide to Expedia hereunder).

     Compensation.  Expedia will reimburse Microsoft for the costs of providing
     ------------
the services for this Block. Such costs will be more specifically defined in the agreement referred to in the last bullet item above, with the intent that such reimbursement is intended to make Microsoft whole for its costs of providing the services described in this Block. Each of MSN and Expedia will be responsible for bad debt incurred by advertisers for which it arranges; a commission charge back will be generated for bad debt incurred by advertisers for which MSN received a commission.

LOCALIZATION SERVICES BLOCK
---------------------------

      Services:  From time to time Expedia may request Microsoft provide product
      --------
localization.

      Compensation:  As customary in accordance with the general practices of
      ------------
the localization service provider.


MICROSOFT STUDIOS BLOCK
-----------------------

      Services:  From time to time Expedia may request Microsoft Studios to
      --------
provide production services.

      Compensation:  As customary in accordance with the general practices of
      ------------
Microsoft Studios.


TRAVEL SERVICES BLOCK
---------------------

      Services:  Upon request, Microsoft will provide the following travel
      --------
services for employees of Expedia: reservations and tickets for air travel, hotel accommodations and rental cars.

      Compensation:  Expedia will pay Microsoft for all services in this Block
      ------------
at the rate of $45.76 per ticket.

OTHER SERVICES
--------------

From time to time Expedia may request Microsoft to provide additional services not delineated in this Attachment A (such as, by way of example only, photo image licensing and management services, library services, employee travel services, or product training), and Microsoft will consider in good faith such requests. If Microsoft agrees to provide such services, the principle for such services will be a cost-reimbursement model, with the possibility of an additional management fee.

                                 ATTACHMENT B

                                 FORM SUBLEASE

                              (nine pages follow)

                                       20